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                                                              Exhibit 23.2




                         Independent Auditors' Consent


The Board of Directors
Foodmaker, Inc.:

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-4 (No. 33-53455) of FM 1993A Corp. of our report dated November 19, 1993, relating to the consolidated balance sheets of Foodmaker, Inc. and subsidiaries as of October 3, 1993 and September 27, 1992 and the related consolidated statements of operations, cash flows, and stockholders' equity for the fifty-three weeks ended October 3, 1993 and the fifty-two weeks ended September 27, 1992 and September 29, 1991, and our report dated December 30, 1993 on related schedules, for the fifty-three weeks ended October 3, 1993 and the fifty-two weeks ended September 27, 1992 and September 29, 1991, which reports appear in the October 3, 1993 annual report on Form 10-K of Foodmaker, Inc. and subsidiaries. Our reports refer to a change in 1993 in the methods of accounting for postretirement benefits and income taxes to adopt the provisions of the Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", and No. 109, "Accounting for Income Taxes".

We also consent to the reference to our firm under the heading "Experts" in the prospectus.




KPMG PEAT MARWICK


San Diego, California
July 11, 1994